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                                                                       EXHIBIT 8

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
                          FULBRIGHT & JAWORSKI
                                 L.L.P.
     TELEPHONE:           A REGISTERED LIMITED        HOUSTON
    212/318-3000         LIABILITY PARTNERSHIP      WASHINGTON,
     FACSIMILE:             666 FIFTH AVENUE            D.C.
    212/752-5958           NEW YORK, NEW YORK          AUSTIN
 WRITER'S INTERNET             10103-3198           SAN ANTONIO
      ADDRESS:                                         DALLAS
HTTP://WWW.FULBRIGHT.COM                              NEW YORK
WRITER'S DIRECT DIAL                                LOS ANGELES
      NUMBER:                                          LONDON
    212/318-3000                                     HONG KONG
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           , 1996

GMIS Inc.
5 Country View Road
Malvern, PA 19355

Ladies and Gentlemen:

    This opinion is being delivered in connection with the Agreement of Merger ("Merger Agreement"), dated as of September 23, 1996, by and among HBO & Company ("HBOC"), HBO & Company of Georgia ("HBOC-GA"), and GMIS Inc. ("GMIS"). Pursuant to the Merger Agreement, GMIS will merge with and into HBOC-GA (the "Merger") and HBOC-GA will be the survivor. This opinion is issued with respect to certain Federal income tax consequences of the Merger. References to such opinion is
made in Proxy Statement/Prospectus of GMIS and HBOC, dated            , 1996.

    All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to GMIS in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

        1.  The Merger Agreement;

        2.  The Proxy Statement/Prospectus of HBOC and GMIS, dated            ,
    1996;

        3. Representations made to us by HBOC and HBOC-GA in a letter reproduced as Attachment A hereto;

        4. Representations made to us by GMIS in a letter reproduced as Attachment B hereto;

        5. Such other documents, records and matters of law as in our judgement were necessary of appropriate.

    In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that original documents (including signatures) are authentic, that documents submitted to us as copies conform to the original documents, and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
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           , 1996
Page 2

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for Federal income tax purposes:

        1. The Merger will qualify as a reorganization pursuant to Section 368(a) of the Code;

        2. No gain or loss will be recognized by GMIS as the result of the consummation of the Merger;

        3. No gain or loss will be recognized by a GMIS stockholder upon the exchange of the shares of GMIS Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Common Stock;

        4. The aggregate adjusted tax basis of shares of HBOC Common Stock received (including fractional share interest deemed received) by a GMIS stockholder as the result of the Merger will be the same as the aggregate adjusted tax basis of the shares of GMIS Common Stock surrendered in exchange therefor;

        5. The holding period of the shares of HBOC Common Stock received (including fractional share interests deemed received) by a GMIS stockholder as a result of the Merger will include the holding period of the shares of GMIS Common Stock surrendered in exchange therefor, provided that such GMIS Common Stock is held as a capital asset by the GMIS stockholder at the consummation of the Merger; and

        6. A GMIS stockholder who receives cash in lieu of a fractional interest in shares of HBOC Common Stock will be treated as if the fractional share were distributed as part of the exchange and then as having received a cash distribution in redemption of such fractional share, which would be taxed as provided in Section 302 of the Code.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

    1. This opinion represents and is based upon our best judgement regarding the application of Federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and we cannot provide assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws as they might relate to this opinion.

    2. This opinion addresses only whether the Merger will qualify as a reorganization under Section 368(a) of the Code and the tax consequences listed above. The opinion does not address any other Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction.

    3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. Moreover, we have assumed that all the transactions described in the Agreements have been or will be consummated in accordance with the terms of such Agreements and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. In the event that any of these assumptions upon which we have relied is incorrect, this opinion may be adversely affected and be unable to be relied upon.
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           , 1996
Page 3

    4. This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 7.5 of the Merger Agreement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our written consent.

    5.  We hereby consent to the filing of this opinion as Exhibit 8 to the
Registration Statement on Form S-4 (File No. 333-     ) filed with the
Securities and Exchange Commission by HBO & Company and the reference to this firm under the headings "Certain Federal Income Tax Consequences" and "Certain Legal Matters" in such Registration Statement.

                                          Very truly yours,